UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2015

WEBSTER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31486	06-1187536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Webster Plaza, Waterbury, Connecticut 06702

(Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 578-2202

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Items.

On May 22, 2015, Webster Financial Corporation (the “Company”) delivered notice of the mandatory conversion of all outstanding shares of its 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (“Preferred Stock”) into common stock, par value $.01 per share (“Common Stock”), of the Company. The conversion will be effective June 1, 2015 (the “Mandatory Conversion Date”).

On May 21, 2015, the trading price of the Common Stock closed at $37.84, marking the twenty-ninth trading day in the previous 30 trading days that the Common Stock closed above $35.32. In accordance with the Certificate of Designations of the Preferred Stock, the Company has the right to cause mandatory conversion of the Preferred Stock where the closing price of the Common Stock exceeds $35.32 for 20 trading days within any period of 30 consecutive trading days ending on and including the trading day preceding the date the Company gives notice of mandatory conversion.

On the Mandatory Conversion Date, holders of Preferred Stock will be entitled to receive 36.8046 shares of Common Stock for each share of Preferred Stock converted, reflecting an approximate conversion price of $27.17 per share based on the initial issuance price of $1,000 per share of Preferred Stock. There are currently 28,939 shares of Preferred Stock outstanding, and a total of approximately 1,065,088 shares of Common Stock will be issued upon conversion of the Preferred Stock. Cash will be paid in lieu of fractional shares of Common Stock.

The dividend that the Company paid on March 16, 2015 will be the final dividend paid on the Preferred Stock, and no dividend will be paid on the Preferred Stock for the interim period from March 16, 2015 to the Mandatory Conversion Date. From and after the Mandatory Conversion Date, no shares of Preferred Stock will be deemed to be outstanding and all rights of the holders of the Preferred Stock will terminate, except for the right to receive the number of whole shares of Common Stock issuable upon conversion of the Preferred Stock and cash in lieu of any fractional shares of Common Stock.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated May 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBSTER FINANCIAL CORPORATION

Date: May 22, 2015	By:	/s/ Glenn I. MacInnes
	Name:	Glenn I. MacInnes
	Title:	Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated May 22, 2015